Exhibit 99
Meridian Interstate Bancorp, Inc. Reports Net Income for the Second Quarter and Six Months Ended June 30, 2011
Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer
(978) 977-2211
Boston, Massachusetts (July 26, 2011): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), which also operates under the name Mt. Washington Bank, a Division of East Boston Savings Bank (“Mt. Washington”), announced net income of $4.2 million, or $0.19 per diluted share, for the quarter ended June 30, 2011 compared to $3.2 million, or $0.15 per diluted share, for the quarter ended June 30, 2010. For the six months ended June 30, 2011, net income was $7.4 million, or $0.33 per diluted share compared to $6.1 million, or $0.28 per diluted share, for the six months ended June 30, 2010. The Company’s return on average assets increased to 0.87% for the quarter ended June 30, 2011 compared to 0.75% for the quarter ended June 30, 2010. For the six months ended June 30, 2011, the Company’s return on average assets increased to 0.78% from 0.72% for the six months ended June 30, 2010. The Company’s return on average equity was 7.56% for the quarter ended June 30, 2011 compared to 6.24% for the quarter ended June 30, 2010. For the six months ended June 30, 2011, the Company’s return on average equity increased to 6.73% from 5.94% for the six months ended June 30, 2010.
Richard J. Gavegnano, Chairman and Chief Executive Officer, said, “I am pleased to report continued strength in our financial results for the second quarter of 2011, with net income of $4.2 million, earnings per share of $0.19, a return on assets of 0.87% and a return on equity of 7.56%. Through the halfway point of 2011, we have made great progress in our efforts to increase market share. Following the opening of an East Boston Savings Bank branch in the City of Revere and a Mt. Washington branch in Boston’s West Roxbury area in January, another new Mt. Washington branch was opened in Boston’s South End in late May. As announced earlier this month, the Bank established a new commercial and industrial lending division comprised of a veteran team of bankers. This new division will enhance our presence in all of our market areas and add strength to our business platform. The Bank also plans to open new East Boston Savings Bank branches in Cambridge and Danvers in the coming months.”
Net interest income before provision for loan losses decreased $1.2 million, or 8.0%, to $14.1 million for the quarter ended June 30, 2011 from $15.3 million for the quarter ended June 30, 2010. The net interest rate spread and net interest margin were 3.02% and 3.20%, respectively, for the quarter ended June 30, 2011 compared to 3.67% and 3.85%, respectively, for the quarter ended June 30, 2010. For the six months ended June 30, 2011, net interest income before provision for loan losses decreased $1.6 million, or 5.2%, to $28.5 million from $30.1 million for the six months ended June 30, 2010. The net interest rate spread and net interest margin were 3.12% and 3.30%, respectively, for the six months ended June 30, 2011 compared to 3.71% and 3.88%, respectively, for the six months ended June 30, 2010. The decreases in net interest income were due primarily to deposit growth that was in excess of loan growth along with declines in yields on loans and securities for the second quarter and six months ended June 30, 2011 compared to the same periods in 2010.
The average balance of the Company’s loan portfolio, which is principally comprised of real estate loans, increased by $21.9 million, or 1.9%, to $1.193 billion, which was partially offset by the decline in the yield on loans of 33 basis points to 5.43% for the quarter ended June 30, 2011 compared to the quarter ended June 30, 2010. The Company’s cost of interest-bearing deposits declined by seven basis points to 1.32%, which was partially offset by the increase in the average balance of interest-bearing deposits of $158.3 million, or 12.8%, to $1.399 billion for the quarter ended June 30, 2011 compared to the quarter ended June 30, 2010. The Company’s yield on interest-earning assets declined by 75 basis points to 4.42% for the quarter ended June 30, 2011 compared to 5.17% for the quarter ended June 30, 2010, while the cost of interest-bearing liabilities declined ten basis points to 1.40% for the quarter ended June 30, 2011 compared to 1.50% for the quarter ended June 30, 2010.

The Company’s provision for loan losses was $486,000 for the quarter ended June 30, 2011 compared to $794,000 for the quarter ended June 30, 2010. For the six months ended June 30, 2011, the provision for loan losses was $828,000 compared to $2.2 million for the six months ended June 30, 2010. These changes were based primarily on management’s assessment of loan portfolio growth and composition changes, an ongoing evaluation of credit quality and current economic conditions. In addition, the reductions in the provision for loan losses were primarily due to lower provision expense related to specific reserves recorded for impaired loans for the second quarter and six months ended June 30, 2011 compared to the same periods in 2010. The allowance for loan losses was $10.9 million or 0.89% of total loans outstanding at June 30, 2011, compared to $10.2 million or 0.86% of total loans outstanding at December 31, 2010.
Non-performing loans increased to $51.5 million, or 4.23% of total loans outstanding at June 30, 2011, from $43.1 million, or 3.64% of total loans outstanding at December 31, 2010. Non-performing assets increased to $56.6 million, or 2.94% of total assets, at June 30, 2011, from $47.2 million, or 2.57% of total assets, at December 31, 2010. Non-performing assets at June 30, 2011 were comprised of $22.2 million of construction loans, $9.5 million of commercial real estate loans, $12.9 million of one-to four-family mortgage loans, $3.9 million of multi-family mortgage loans, $2.6 million of home equity loans, $524,000 of commercial business loans and foreclosed real estate of $5.1 million. Non-performing assets at June 30, 2011 included $16.9 million acquired in the Mt. Washington Co-operative Bank merger, comprised of $13.7 million of non-performing loans and $3.2 million of foreclosed real estate.
Non-interest income increased $3.2 million, or 145.4%, to $5.5 million for the quarter ended June 30, 2011 from $2.2 million for the quarter ended June 30, 2010, primarily due to increases of $2.9 million in gain on sales of securities and $227,000 in equity income from the Company’s Hampshire First Bank affiliate. For the six months ended June 30, 2011, non-interest income increased $4.4 million, or 92.4%, to $9.1 million from $4.7 million for the six months ended June 30, 2010, primarily due to increases of $3.8 million in gain on sales of securities and $642,000 in equity income from Hampshire First Bank.
Non-interest expense increased $744,000, or 6.3%, to $12.5 million for the quarter ended June 30, 2011 from $11.7 million for the quarter ended June 30, 2010, primarily due to increases of $612,000 in salaries and employee benefits and $160,000 in occupancy and equipment expenses. For the six months ended June 30, 2011, non-interest expense increased $2.0 million, or 8.7%, to $25.1 million from $23.1 million for the six months ended June 30, 2010, primarily due to increases of $1.5 million in salaries and employee benefits and $593,000 in occupancy and equipment expenses. The increases in salaries and employee benefits and occupancy and equipment expenses were associated with two new branches opened in January 2011, another new branch opened in May 2011 and costs associated with the expansion of residential and commercial lending capacity. The Company’s efficiency ratio was 75.22% for the quarter ended June 30, 2011 compared to 67.06% for the quarter ended June 30, 2010. For the six months ended June 30, 2011, the efficiency ratio was 74.29% compared to 66.39% for the quarter ended June 30, 2010.
Mr. Gavegnano noted, “The increases in our non-interest expenses and the efficiency ratio for the first half of 2011 reflect the costs of additional staffing, facilities and other overhead expenses associated with our efforts to increase our market share, grow future earnings potential and enhance stockholder value.”
The Company recorded a provision for income taxes of $2.4 million for the quarter ended June 30, 2010, reflecting an effective tax rate of 36.4%, compared to $1.7 million, or 34.8%, for the quarter ended June 30, 2010. For the six months ended June 30, 2011, the provision for income taxes was $4.3 million, reflecting an effective tax rate of 36.7%, compared to $3.4 million, or 35.9%, for the six months ended June 30, 2010. The increases in the income tax provision were primarily due to the increases in pre-tax income.
Total assets increased $88.1 million, or 4.8%, to $1.924 billion at June 30, 2011 from $1.836 billion at December 31, 2010. Cash and cash equivalents increased $71.3 million, or 45.8%, to $226.8 million at June 30, 2011 from $155.5 million at December 31, 2010. Securities available for sale decreased $8.8 million, or 2.4%, to $351.8 million at June 30, 2011 from $360.6 million at December 31, 2010. Net loans increased $33.5 million, or 2.9%, to $1.207 billion at June 30, 2011 from $1.174 billion at December 31, 2010.

Total deposits increased $81.6 million, or 5.6%, to $1.537 billion at June 30, 2011 from $1.455 billion at December 31, 2010, including net growth of $72.1 million in core deposits. The net deposit growth also reflects $26.8 million of new deposits in the three branches opened during the first half of 2011. Total borrowings decreased $10.2 million, or 6.8%, to $138.5 million at June 30, 2011 from $148.7 million at December 31, 2010, reflecting $20.7 million of reductions in Federal Home Loan Bank advances partially offset by a $10.5 million increase in short-term borrowings.
Total stockholders’ equity increased $3.8 million, or 1.8%, to $219.5 million at June 30, 2011, from $215.6 million at December 31, 2010. The increase for the six months ended June 30, 2011 was due primarily to $7.4 million in net income, partially offset by a $3.4 million increase in treasury stock resulting from the Company’s repurchase of 249,182 shares. Stockholders’ equity to assets was 11.41% at June 30, 2011, compared to 11.74% at December 31, 2010. Book value per share increased to $9.87 at June 30, 2011 from $9.59 at December 31, 2010. Tangible book value per share increased to $9.25 at June 30, 2011 from $8.98 at December 31, 2010. Market price per share increased $1.90, or 16.1%, to $13.69 at June 30, 2011 from $11.79 at December 31, 2010. At June 30, 2011, the Company and the Bank continued to exceed all regulatory capital requirements.
As of June 30, 2011, the Company had repurchased 438,009 shares of its stock at an average price of $12.45 per share, or 92.7% of the 472,428 shares authorized for repurchase under the Company’s third stock repurchase program announced on April 9, 2010.
Mr. Gavegnano added, “We have repurchased a total of 1,369,509 shares since late 2008, with only 34,419 remaining shares authorized for repurchase under our current repurchase program. We will continue to consider additional stock repurchases along with various other opportunities to enhance shareholder value.”
Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 22 full service locations in the greater Boston metropolitan area including eight full service locations in its Mt. Washington Bank Division. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.
Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(Dollars in thousands)	2011	2010
ASSETS
Cash and due from banks	$226,712	$155,430
Federal funds sold	63	63

Total cash and cash equivalents	226,775	155,493

Certificates of deposit — affiliate bank	2,500	—
Securities available for sale, at fair value	351,829	360,602
Federal Home Loan Bank stock, at cost	12,538	12,538
Loans held for sale	3,336	13,013

Loans	1,217,920	1,183,717
Less allowance for loan losses	(10,861)	(10,155)

Loans, net	1,207,059	1,173,562

Bank-owned life insurance	34,444	33,829
Foreclosed real estate, net	5,111	4,080
Investment in affiliate bank	12,315	11,497
Premises and equipment, net	35,538	34,425
Accrued interest receivable	7,174	7,543
Prepaid deposit insurance	1,843	3,026
Deferred tax asset, net	5,914	5,441
Goodwill	13,687	13,687
Other assets	3,833	7,094

Total assets	$1,923,896	$1,835,830

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$122,832	$111,423
Interest-bearing	1,413,954	1,343,792

Total deposits	1,536,786	1,455,215

Short-term borrowings — affiliate bank	12,464	1,949
Short-term borrowings — other	10,047	10,037
Long-term debt	116,021	136,697
Accrued expenses and other liabilities	29,126	16,321

Total liabilities	1,704,444	1,620,219

Stockholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 23,000,000 shares issued	—	—
Additional paid-in capital	97,333	97,005
Retained earnings	129,939	122,563
Accumulated other comprehensive income	7,068	8,038
Treasury stock, at cost, 441,400 and 192,218 shares at June 30, 2011 and December 31, 2010, respectively	(5,481)	(2,121)
Unearned compensation — ESOP, 683,100 and 703,800 shares at June 30, 2011 and December 31, 2010, respectively	(6,831)	(7,038)
Unearned compensation — restricted shares, 318,085 and 326,905 at June 30, 2011 and December 31, 2010, respectively	(2,576)	(2,836)

Total stockholders’ equity	219,452	215,611

Total liabilities and stockholders’ equity	$1,923,896	$1,835,830

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2011	2010	2011	2010
Interest and dividend income:
Interest and fees on loans	$16,164	$16,829	$32,610	$33,039
Interest on debt securities	2,896	3,389	6,001	6,830
Dividends on equity securities	282	228	535	433
Interest on certificates of deposit	9	17	17	34
Interest on other interest-earning assets	117	36	202	48

Total interest and dividend income	19,468	20,499	39,365	40,384

Interest expense:
Interest on deposits	4,616	4,310	9,189	8,509
Interest on short-term borrowings	13	15	23	44
Interest on long-term debt	778	895	1,657	1,781

Total interest expense	5,407	5,220	10,869	10,334

Net interest income	14,061	15,279	28,496	30,050
Provision for loan losses	486	794	828	2,168

Net interest income, after provision for loan losses	13,575	14,485	27,668	27,882

Non-interest income:
Customer service fees	1,499	1,490	2,795	2,904
Loan fees	232	140	463	298
Gain on sales of loans, net	169	199	605	764
Gain on sales of securities, net	2,922	—	3,789	—
Income from bank-owned life insurance	298	287	615	579
Equity income on investment in affiliate bank	333	106	818	176

Total non-interest income	5,453	2,222	9,085	4,721

Non-interest expenses:
Salaries and employee benefits	7,058	6,446	14,159	12,613
Occupancy and equipment	1,869	1,709	4,085	3,492
Data processing	651	749	1,460	1,503
Marketing and advertising	540	580	1,081	1,046
Professional services	821	755	1,465	1,475
Foreclosed real estate	63	122	100	276
Deposit insurance	633	577	1,258	1,092
Other general and administrative	846	799	1,497	1,589

Total non-interest expenses	12,481	11,737	25,105	23,086

Income before income taxes	6,547	4,970	11,648	9,517
Provision for income taxes	2,382	1,728	4,272	3,415

Net income	$4,165	$3,242	$7,376	$6,102

Income per share:
Basic	$0.19	$0.15	$0.34	$0.28
Diluted	$0.19	$0.15	$0.33	$0.28

Weighted average shares:
Basic	21,852,665	22,124,539	21,917,330	22,128,822
Diluted	21,994,371	22,140,597	22,044,635	22,136,851

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Net Interest Income Analysis
(Unaudited)

	For the Three Months Ended June 30,
	2011			2010
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Cost (4)	Balance	Interest	Cost (4)
Assets:
Interest-earning assets:
Loans (1)	$1,193,195	$16,164	5.43%	$1,171,274	$16,829	5.76%
Securities and certificates of deposits	394,273	3,187	3.24	351,891	3,634	4.14
Other interest-earning assets	177,701	117	0.26	67,882	36	0.21

Total interest-earning assets	1,765,169	19,468	4.42	1,591,047	20,499	5.17

Noninterest-earning assets	140,093			134,686

Total assets	$1,905,262			$1,725,733

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$129,434	141	0.44	$114,469	136	0.48
Money market deposits	363,043	872	0.96	307,323	888	1.16
Regular and other deposits	200,490	277	0.55	186,255	256	0.55
Certificates of deposit	706,260	3,326	1.89	632,873	3,030	1.92

Total interest-bearing deposits	1,399,227	4,616	1.32	1,240,920	4,310	1.39
Borrowings	148,454	791	2.14	156,160	910	2.34

Total interest-bearing liabilities	1,547,681	5,407	1.40	1,397,080	5,220	1.50

Noninterest-bearing demand deposits	119,346			104,493
Other noninterest-bearing liabilities	17,772			16,497

Total liabilities	1,684,799			1,518,070
Total stockholders’ equity	220,463			207,663

Total liabilities and stockholders’ equity	$1,905,262			$1,725,733

Net interest-earning assets	$217,488			$193,967

Net interest income		$14,061			$15,279

Interest rate spread (2)			3.02%			3.67%
Net interest margin (3)			3.20%			3.85%
Average interest-earning assets to average interest-bearing liabilities		114.05%			113.88%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$1,518,573	$4,616	1.22%	$1,345,413	$4,310	1.28%
Total deposits and borrowings, including non interest-bearing demand deposits	$1,667,027	$5,407	1.30%	$1,501,573	$5,220	1.39%

(1)	Loans on non-accrual status are included in average balances.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Net Interest Income Analysis
(Unaudited)

	For the Six Months Ended June 30,
	2011			2010
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Cost (4)	Balance	Interest	Cost (4)
Assets:
Interest-earning assets:
Loans (1)	$1,193,679	$32,610	5.51%	$1,161,329	$33,039	5.74%
Securities and certificates of deposits	383,668	6,553	3.44	346,640	7,297	4.25
Other interest-earning assets	166,067	202	0.25	53,551	48	0.18

Total interest-earning assets	1,743,414	39,365	4.55	1,561,520	40,384	5.22

Noninterest-earning assets	138,059			136,662

Total assets	$1,881,473			$1,698,182

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$129,233	290	0.45	$111,137	265	0.48
Money market deposits	349,978	1,739	1.00	304,069	1,781	1.18
Regular and other deposits	196,104	537	0.55	182,616	502	0.55
Certificates of deposit	702,714	6,623	1.90	622,354	5,961	1.93

Total interest-bearing deposits	1,378,029	9,189	1.34	1,220,176	8,509	1.41
Borrowings	152,281	1,680	2.22	156,040	1,825	2.36

Total interest-bearing liabilities	1,530,310	10,869	1.43	1,376,216	10,334	1.51

Noninterest-bearing demand deposits	116,294			99,701
Other noninterest-bearing liabilities	15,579			16,664

Total liabilities	1,662,183			1,492,581
Total stockholders’ equity	219,290			205,601

Total liabilities and stockholders’ equity	$1,881,473			$1,698,182

Net interest-earning assets	$213,104			$185,304

Net interest income		$28,496			$30,050

Interest rate spread (2)			3.12%			3.71%
Net interest margin (3)			3.30%			3.88%
Average interest-earning assets to average interest-bearing liabilities		113.93%			113.46%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$1,494,323	$9,189	1.24%	$1,319,877	$8,509	1.30%
Total deposits and borrowings, including non interest-bearing demand deposits	$1,646,604	$10,869	1.33%	$1,475,917	$10,334	1.41%

(1)	Loans on non-accrual status are included in average balances.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Selected Financial Highlights
(Unaudited)

	At or For the Three Months Ended		At or For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Key Performance Ratios
Return on average assets (1)	0.87%	0.75%	0.78%	0.72%
Return on average equity (1)	7.56	6.24	6.73	5.94
Stockholders’ equity to total assets	11.41	11.95	11.41	11.95
Interest rate spread (1) (2)	3.02	3.67	3.12	3.71
Net interest margin (1) (3)	3.20	3.85	3.30	3.88
Non-interest expense to average assets (1)	2.62	2.72	2.67	2.72
Efficiency ratio (4)	75.22	67.06	74.29	66.39

	June 30,	December 31,	June 30,
	2011	2010	2010

Asset Quality Ratios
Allowance for loan losses/total loans	0.89%	0.86%	0.95%
Allowance for loan losses/non-performing loans	21.08	23.54	34.86
Non-performing loans/total loans	4.23	3.64	2.73
Non-performing loans/total assets	2.68	2.35	1.87
Non-performing assets/total assets	2.94	2.57	2.11

Share Related
Book value per share	$9.87	$9.59	$9.17
Tangible book value per share	$9.25	$8.98	$8.68
Market value per share	$13.69	$11.79	$10.90
Shares outstanding	22,240,515	22,480,877	22,505,594

(1)	Annualized.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities.